Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP. REPORTS

HIGHEST SECOND QUARTER SALES

FORT LAUDERDALE, FL, December 8, 2022 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its second quarter ended October 29, 2022.

Second Quarter Ended October 29, 2022 vs. Second Quarter Ended October 30, 2021:

●	Net sales increased to $300 million, our highest second quarter;

●	Net income was $36 million;

●	Earnings per share was $.39; and

●	Cash grew to $93 million.

“While many companies write about the current business environment and its conditions, that’s not what this earnings release is about. Wall Street, news stations, podcasts and other media outlets repetitively keep everyone informed,” stated a company spokesperson.

“This earnings release is about our differences and what makes National Beverage deserving of your attention and possibly your choice for our refreshing beverages.

Significant Realities:

●	Philosophy . . . Affirmed, Measured, Commendable Performance

●	Our business is ‘quick off the shelf’ and growth oriented

Our business has continued to outperform in the most adverse conditions, throughout the most competitive atmosphere including a pandemic with its related consequences. The top ten flavors of our LaCroix brand, part of our Power+ brands, have exhibited strong growth, exceeding that of the category.”

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National Beverage Corp.

“Our innovative designs and taste creations give us the ability to develop top-selling, one-of-a-kind flavors. As an example, during the height of the recent pandemic, our LaCroix brand developed and created a unique flavor that rapidly became our leading growth flavor in America.

●	Our Company does not have to wait for our consumers to wear something out to replace it. In minutes, our consumers are ready for another exciting flavor.

●	Look at our earnings chart. The second quarter revenues are the highest in our history. Being able to state this performance is quite a feat during these trying times.

●	Sales are a priority in order to realize profits. Focus and diligence on cost of sales control margins, and our sequential margin growth further confirms that focus and diligence.

●	Expansion Possibilities:
o

Canada and Mexico are areas of continued growth. Mexico, which once had one of the highest per-capita cola consumption in the world, is rapidly converting from cola preferences to flavored drinks and sparkling waters.

o	Significant U.S. retailers have expanded into Mexico and Europe, thus creating an opportunity for our international expansion.

●	National Beverage Corp. owns iconic brands that command premium pricing. Retail customers want to sell these products, enhancing their margins.

This earnings release does not address that steep, curvy road that produces conditions which cause many other businesses to rethink their workforce. While the world of uncertainty still exists, National Beverage has withstood the worst of times. Retailers, consumers and investors recognize that our leading innovations produce new and exciting results. We not only excite retailers with our new taste and packaging, our consumers eagerly anticipate the next unique flavor innovations by LaCroix. Long-term consumers and loyal investors of FIZZ acknowledge that unique innovation, taste and packaging translate into praiseworthy company performance and value.”

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National Beverage Corp.

“In addition to continued flavor and packaging innovations for LaCroix, we have rolled out unique new Rip It energy drink flavors and graphics in the quarter. Consumers love ‘Re-Energizzed’ YOLO, our pineapple flavor that's savory, sweet, and charged with tropical zest; our new louder-than-life flavor, Melon Hi; and our sweetest and wildest new flavor, Can'D Man.”

“Learning how and why our differences transcend the present economic conditions is what we are addressing with this press release today.

At National Beverage we have a saying . . . ‘While we may not be able to predict the future . . . certainly we have the ability to invent a new one!’

As 2022 comes to a close, we would like to express our profound gratitude for our loyal consumers, dedicated retail partners, shareholders and all of Team National. We wish Peace and Joy to all at this Wonderful Time of Year!” the spokesperson concluded.

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
October 29, 2022 and October 30, 2021

	(in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	Oct. 29, 2022	Oct. 30, 2021	Oct. 29, 2022	Oct. 30, 2021

Net Sales	$299,633	$283,158	$617,750	$594,870

Net Income	$36,046	$39,284	$71,500	$93,100

Earnings Per Common Share
Basic	$.39	$.42	$.77	$1.00
Diluted	$.39	$.42	$.76	$.99

Average Common Shares Outstanding
Basic	93,344	93,321	93,341	93,310
Diluted	93,602	93,640	93,601	93,607

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.